Exhibit 13

Hi Danielle,

I am happy to report our flash financial report for mid-year 2018 (see key highlights below). Our Reg A Bond Offering continues to attract investors and is allowing us to develop and fund new product offerings. Our Bond Offering has generated more than $450k since its launch in late May.

We have also filed an offering statement with the SEC to launch a new equity offering. If you missed out on our previous equity offerings and are interested in investing in HYLETE, we encourage you to sign up to get notified when our new equity offering is qualified by the SEC and live.

Thanks for your continued support!

Ron Wilson

CEO and Co-Founder

learn more about investing

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June Flash Update:

•	June 2018 net revenue (unaudited) of $954.7k vs. June 2017 of $719.9k represents a 32.6% increase.

•	YTD revenues (unaudited) as of June 30, 2018, are 29.5% greater than the same period in 2017.

•	Gross margin (unaudited) of 55.4% in June 2018 vs 52.4% in June 2017.

•	$9.9 million in revenues (unaudited) in Trailing Twelve Months (TTM) ending on June 30, 2018.

Legal Disclaimer

An investment in early stage companies such as HYLETE involves significant risks, including the loss of the entire investment. This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature. These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can. In addition to competing with other direct-to-consumer apparel companies, we face competition from a range of retailers, many of which have greater financial resources than we do. Competition may result in pricing pressure, reduced profit margins or a reduction in market share, any of which could substantially harm our business and results of operations.

Before deciding to invest in the offering, prospective investors should read the offering circular and pay particular attention to the risk factors contained in the offering circular. In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. Each prospective investor should consult their own attorney, business adviser and tax adviser as to legal, business, tax and related matters concerning the information contained herein. Certain information contained in this email constitutes “forward—looking statements,” which can be identified by the use of forward– looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “target,” “project,” “estimate,” “intend,” “continue” or “believe,” or the negatives thereof or other variations thereon or comparable terminology. Due to various risks and uncertainties, actual events or results may differ materially from those reflected or contemplated in such forward—looking statements. Certain information contained in this email is based on or derived from information provided by independent third— party sources. HYLETE believes that such information is accurate and that the sources from which it has been obtained are reliable. HYLETE cannot guarantee the accuracy of such information, however, and has not independently verified the assumptions on which such information is based. Past performance is not indicative of future results.Securities offered through WealthForge Securities LLC, Member FINRA/SIPC.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. THE SEC HAS QUALIFIED THAT OFFERING STATEMENT, WHICH ONLY MEANS THAT THE COMPANY MAY MAKE SALES OF THE SECURITIES DESCRIBED BY THE OFFERING STATEMENT. IT DOES NOT MEAN THAT THE SEC HAS APPROVED, PASSED UPON THE MERITS OR PASSED UPON THE ACCURACY OR COMPLETENESS OF THE INFORMATION IN THE OFFERING STATEMENT. THE OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT IS AT:

HYLETE.com/bond_offering

YOU SHOULD READ THE OFFERING CIRCULAR BEFORE MAKING ANY INVESTMENT.

HYLETE testing the waters disclaimer

HYLETE, INC. (“COMPANY”) IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT AT

https://www.sec.gov/cgi-bin/browse-edgar? company=hylete&owner=exclude&action=getcompany